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                                                                   EXHIBIT 99.2

Dwight A. Steffensen
Chairman and Chief Executive Officer
Merisel, Inc.
200 Continental Boulevard
El Segunda
California 90245-0984                                             July 14, 1997

Dear Dwight:

  Stonington Partners, Inc. ("Stonington") is pleased to submit a proposal for the acquisition, on the terms and conditions contained herein and the attached summary of terms, by one or more newly formed corporations (the "Buyer") to be wholly owned by Stonington Capital Appreciation 1994 Fund, L.P., of newly issued shares of Merisel, Inc. (the "Company") constituting 70% of the issued and outstanding shares of the Company after giving effect to the five-for-one-reverse stock split contemplated in the attached term sheet (the "Shares").

  1. The aggregate consideration to be paid by the Buyer to the Company for the Shares would consist of $152 million to be paid in cash at the closing. This purchase price would be contributed to the Buyer pursuant to a $152 million equity contribution by Stonington on behalf of the Stonington Capital Appreciation 1994 Fund, L.P. In addition to its equity investment, as we discussed, the Stonington Fund is prepared to provide to the Company a revolving credit facility of $50 million to mature in 180 days or less. We would expect to work with the Company to obtain an alternative revolving credit facility for the Company before the closing of the purchase of the Shares, or, in the event such alternative facility is not obtained by such time, to refinance our facility prior to its maturity.

  2. As reflected in the term sheet, our proposal is conditioned, among other things, upon the Company or its operating subsidiaries entering into a stand-by credit facility or remarketing agreement, satisfactory to us and the Company, for the repurchase or remarketing, as applicable, of any of the Company's 12 1/2% Senior Notes Due 2004 (the "Senior Notes") put to the Company following the closing. Our proposal is also subject to (a) the negotiation, execution and delivery of a mutually satisfactory Stock Purchase Agreement and Registration Rights Agreement, in each case consistent with the provisions of the term sheet and which we agree to negotiate in good faith,
(b) the absence of any change or effect that is, or would be reasonably likely to be, materially adverse to the assets, liabilities, business, operations, properties (including intangible properties), condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, and (c) the absence of any pending or threatened litigation that seeks to enjoin, restrain or prohibit the purchase by us of the Shares or to impose limitations on our ability to exercise full rights of ownership with respect to the Shares, that could have, or would be reasonably likely to result in, a material adverse effect (as described in clause (b)) on the Company, or that seeks material monetary damages from either the Company or us in connection with the transactions contemplated by this letter.

  3. Subject to the second next succeeding sentence, this letter is being delivered on the condition that the existence of this letter, as well as its contents (including the Stonington name and the purchase price), will not be disclosed to any person without the prior consent of Stonington, and that it will otherwise be treated as strictly confidential; provided that the Company may discuss the terms of this letter with holders of the Senior Notes identified to Stonington in advance of such discussions who agree to be bound by the terms of this sentence. Our proposal will remain outstanding until 9:00 am, New York City time, on July 15, 1997, unless we receive, before such time, a copy of this letter executed by the Company evidencing the Company's agreement to be bound by the terms hereof. If such copy is received by us by such time, our proposal will remain open until September 4, 1997, and the Company may disclose the terms of our proposal, including the Stonington name, by means of a press release satisfactory to us and our counsel. Notwithstanding the foregoing, Stonington reserves the right to revoke this letter and its contents or revise its proposal at any time prior to execution of this letter by the Company.
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  4. In consideration of our agreement to allow the public disclosure of our proposal and to leave our proposal open until September 4, 1997, the Company hereby agrees (a) to immediately cease discussions or negotiations with all parties other than Stonington with respect to any alternative proposals and
(b) that it will not, and will not authorize any of its directors, officers, employees or any investment banker, attorney or other advisor or representative retained by the Company or any of its subsidiaries to, directly or indirectly, solicit or initiate or knowingly encourage any inquiries or proposals for (or that may reasonably be expected to lead to), or, except to the extent required by the fiduciary duties of the Company's Board of Directors (as advised by independent counsel), engage in discussions with or provide any information to any person in connection with (i) the acquisition of any stock, assets or businesses of the Company or its subsidiaries, (ii) any merger or consolidation involving the Company or any of its subsidiaries or (iii) any recapitalization or restructuring of the Company or any of its subsidiaries regardless of whether any third party is involved; provided that nothing in this paragraph 4 shall prevent the Company or its representatives from discussing with the holders of the Senior Notes and the holders of loans under the Revolving Credit Agreement, the Senior Notes and the Subordinated Notes of Merisel Americas, Inc. the termination or amendment of the Limited Waiver and Voting Agreement and the Limited Waiver and Agreement to Amend between the Company and such holders.

  5. As additional consideration for our agreement to allow the public disclosure of our proposal and to leave our proposal open until September 4, 1997, the Company hereby agrees that if, in the exercise of its fiduciary duties described above, (a) it provides information to, or enters into negotiations with, any person in connection with any alternative transaction (including, without limitation, a recapitalization or restructuring of the Company or its subsidiaries) and (b) enters into a definitive agreement with any person with respect to such alternative transaction (including, without limitation, any transaction with the holders of the Senior Notes that is more favorable to the Company than that contemplated by the Limited Waiver and Voting Agreement, but excluding any transaction with the holders of Senior Notes that is not more favorable to the Company than that contemplated by the Limited Waiver and Voting Agreement) within six months of the date on which the Company notifies us pursuant to paragraph 6 that it does not intend to execute a definitive agreement with respect to the purchase of Shares, we will be entitled to receive a fee of $2.5 million in cash, plus reimbursement for all out-of-pocket costs and expenses, up to $500,000, incurred by us in connection with the transactions contemplated by this letter, together with the amount of any commitment fees paid by us at the request of the Company, payable upon the execution of such agreement; provided, however, that if the Company determines to proceed with an alternative transaction with the holders of the Senior Notes involving the exchange of the Senior Notes for equity of the Company that is not more favorable to the Company than that contemplated by the Limited Waiver and Voting Agreement, the Company will not be obligated to pay either the fee or expenses (including the amount of any such commitment fees) referred to in this sentence, unless such determination is made more than 14 days from the date of this letter, in which case the Company will be bound to pay only such expenses (including the amount of any such commitment fees). If the Company receives a proposal with respect to an alternative transaction, including a transaction with the holders of the Senior Notes that differs from that contemplated by the Limited Waiver and Voting Agreement, the Company will promptly inform us of the receipt of such proposal together with the terms and conditions thereof.

  6. The agreements contained in paragraph 4 and 5 will terminate and be of no further force and effect on the date that Stonington advises the Company in writing that it is withdrawing its proposal as a result of the occurrence of any of the events described in clauses (b) or (c) of paragraph 2. The agreements contained in paragraph 4 will terminate and be of no further force and effect on the date that the Company advises Stonington in writing, having complied with the provisions of such paragraph, that it does not intend to execute a definitive agreement with respect to the purchase of the Shares, and the agreements contained in clause (b) of paragraph 5 shall survive in such event in accordance with the terms thereof.

  7. For purpose of paragraphs 5 and 6, an alternative transaction will not include either the bankruptcy of the Company, other than pursuant to a plan of reorganization for which the requisite acceptances have been obtained before the commencement of the case, or a transaction after any such bankruptcy or with a third party subsequent to the consummation of a transaction with the holders of the Senior Notes. We also understand that we will be entitled to receive only one fee, and to be reimbursed only once for our expenses, pursuant to paragraph 5(b).

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  8. This letter will be governed by the laws of the State of New York
(without regard to the conflicts of laws provisions thereof). Each of Stonington and the Company has the requisite power and authority to execute this letter, and this letter will constitute the binding agreement of each of them enforceable against each of them in accordance with its terms.

  If you have any questions concerning the terms of this proposal, please do not hesitate to contact the undersigned at (212) 339-8550 or Stephen M. McLean at (212) 339-8510.

  If you are in agreement with the foregoing, please sign the enclosed copy and return it to the undersigned.

                                          Very truly yours,

                                                /s/ Albert J. Fitzgibbons
                                          -------------------------------------
                                                   Albert J. Fitzgibbons

Acknowledged and Agreed
 as of the date first above written

MERISEL, INC.

By: /s/ Dwight A. Steffensen
  -------------------------------
Name:  Dwight A. Steffensen
Title: Chairman of the Board of
       Directors and Chief
       Executive Officer

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                                                                  July 14, 1997

                                   PROJECT C
                         SUMMARY OF SIGNIFICANT TERMS

Security:                    Shares of common stock, par value $0.05 per
                             share, of M., Inc. (the "Company")

Price:                       Aggregate price of $152 million, payable in cash

Structure:                   A wholly owned subsidiary of S will subscribe for
                             newly issued shares of common stock of the Company constituting 70% of the issued and outstanding shares of common stock, after giving effect to a five-to-one stock split of the shares of common stock, par value $0.01, of the Company, pursuant to a Stock Purchase Agreement between such subsidiary and the Company. S will provide a funding commitment to such wholly owned subsidiaries in the amount of the purchase price as well as with respect to the bridge financing described below subject to the conditions contained in the Stock Purchase Agreement

Use of Proceeds:             Payment of all amounts outstanding under the
                             Company's Revolving Credit Agreement, the Senior
                             Notes of M. Americas, Inc. and, at the option of S, the Subordinated Notes of M. Americas, Inc.

Conditions to Execution of
Stock Purchase Agreement:
                             . Termination of the Limited Waiver and Voting Agreement dated as of April 14, 1997 among the Company and certain holders of its 12 1/2% Senior Notes Due 2004, and agreement by such holders to waive payment of the interest due on such Notes on June 30, 1997, until the earlier of (A) the closing of the transactions contemplated by the Stock Purchase Agreement and (B) October 31, 1997

                             .  Amendment and restatement of the Limited
                                Waiver and Agreement to Amend among the
                                Company and certain of its subsidiaries and certain holders of its loans pursuant to the Revolving Credit Agreement, the Senior Notes of M. Americas, Inc. and the Subordinated Notes of M. Americas, Inc. so as to permit the consummation of the transactions contemplated by the Stock Purchase Agreement and to continue to waive the defaults caused by the events set forth in section 1 of such agreement

Stock Purchase Agreement:    This Agreement would contain the following
                             provisions:

                             . Customary representations and warranties by the Company as to legal, financial, tax, environmental, compensation and benefits and operational matters

                             .  Customary covenants of the Company with
                                respect to, among other things (i) the conduct of the business of the Company and its subsidiaries during the period between signing and closing of the Agreement, (ii) the calling of the special meeting of the stockholders of the Company to approve the issuance of shares, the required amendments to the Company's certificate of incorporation and the adoption of the 1997 Stock Option Plan, and (iii) access to information

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                             .  Covenants of S to obtain, within five business
                                days of the date of the Agreement, executed commitment letters providing for (i) in the event S will not itself provide a revolving credit bridge facility to the operating subsidiaries of the Company, a revolving credit facility of $100 million to such subsidiaries, and (ii) a standby credit facility or remarketing agreement for the repurchase or remarketing, as applicable, of any 12-1/2% Senior Notes put to the Company following the closing of the transactions contemplated by the Agreement

                             . Closing conditions, including (i) truth and correctness of representations and warranties and compliance with covenants, (ii) absence of material adverse effect on the business, financial condition, results of operations or assets of the Company and its subsidiaries,
                                (iii) absence of any litigation that could have a material adverse effect on the Company or its subsidiaries, that seeks material damages against the Company or S in connection with the transaction or that prevents the consummation of the transactions contemplated by the Stock Purchase Agreement, (iv) receipt of all necessary stockholder approvals, (v) in the event S will not itself provide a revolving credit bridge facility to the operating subsidiaries of the Company, execution and delivery of a revolving credit agreement, satisfactory to S and the Company, between such subsidiaries and one or more financial institutions for $100 million, (vi) execution and delivery of a standby credit facility or remarketing agreement for the repurchase or remarketing, as applicable, of any 12-1/2% Notes put to the Company following the closing of the transactions contemplated by the Agreement, (vii) receipt of all required regulatory approvals, including HSR, and all third party approvals the absence of which would have a material adverse effect on the Company and its subsidiaries, and (viii) approval of inclusion of stock to be issued in the NASDAQ national market system

                             .  "Deal protection" provisions providing for
                                (i) no solicitation by the Company of
                                alternative transactions and no right to provide information regarding the Company to third parties or to engage in discussions with third parties regarding alternative transactions other than in response to a proposal regarding an alternative transaction and in order to comply with the fiduciary duties of the Board of Directors of the Company, as advised by counsel, (ii) no right of the Company to modify its recommendation of the transaction unless required to do so by its fiduciary duties, as advised by counsel,
                                (iii) the ability of the Company to terminate the Agreement if required to do so by its fiduciary duties (as advised by counsel) and after three business days notice to S,
                                (iv) payment by the Company of a fee of $5.5
                                million and out-of-pocket expenses of up to $1 millon to S in the event (A) the Agreement is terminated by the Company in favor of an alternative proposal or by S, so long as S has not breached any material term of the Agreement, after the Company has changed its recommendation of the transaction in a manner unfavorable to S or approved an alternative proposal, (B) the requisite

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                               stockholder approval is not obtained and, at
                               the time of the stockholders' meeting, a competing transaction has been publicly announced, or (C) the requisite stockholder approval is not obtained and, within one year of such termination, an alternative transaction is consummated involving the acquisition of at least 25% of the assets or stock of the Company or a merger, consolidation or similar transaction involving the Company

                               In addition, in the event the transactions contemplated by the Agreement are not consummated as a result of the commencement of a lawsuit against the Company or S seeking a material amount of damages against either of them in connection with the transaction, provided that S has not breached any material term of the Agreement, S would be reimbursed by the Company for all its costs and expenses incurred by it in connection with the transaction. The Company will also reimburse S for all costs and expenses incurred by it in connection with any such litigation.

                            . Termination rights, including (i) by mutual consent, (ii) if the closing has not occurred within 120 days of the execution of the Agreement, (iii) following a breach of representations or warranties, or non compliance with covenants, that, if capable of being cured, has not been cured within 30 days of notice, (iv) following the entry of a non-appealable order prohibiting the consummation of the contemplated transactions, or (v) provided that S has not breached any material term of the Agreement, following the modification of the Company's recommendation or its execution of a definitive agreement with respect to an alternative transaction as described above

Commitment Fee:             Upon the closing of the Stock Purchase Agreement,
                            S will receive from the Company a fee of $3 million, payable in cash

Management/Employee
Arrangements:
                            The Company will propose to its stockholders the adoption of the 1997 Stock Option Plan, and the Board of Directors of the Company will determine, pursuant to Section 7 of such plan, that the consummation of the transactions contemplated by the Agreement will not constitute a "change of control" for purposes of such plan. Following the effectiveness of the 1997 plan, no additional options or other awards shall be granted under any stock option plan other than the 1997 plan. Options or awards with respect to shares of common stock constituting 10% of the outstanding common stock of the Company (after giving effect to the five-to-one reverse stock split and the sale of shares to S) will be available for grant under the plan, but options and awards with respect to no more than 8% of such shares (including all options not cancelled under existing plans of the Company) will be granted before the closing of the transactions contemplated by the Agreement.

Tag-Along Rights:
                            So long as S or any of its affiliates beneficially owns at least 40% of the issued and outstanding shares of the Company, it will not sell more than 20% of such shares in one transaction or a series of related transactions to an unaffiliated third party without causing such third

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                             party to make available to the public
                             stockholders the opportunity to sell a
                             proportionate number of their shares on the same terms and conditions as those on which S has agreed to sell its shares. In making any such offer, such third party will comply with the relevant provisions of the Securities Exchange Act and the Securities Act.

Registration Rights Agreement:
                             S will have the following rights:

                             . unlimited demand registration rights, except that (a) S may not exercise such rights more than twice in any 12 month period (subject to appropriate black-out provisions), and (b) the transferees of S will have no more than ten demand registration rights in the aggregate

                             . unlimited piggy back registration rights, subject to underwriter cut-backs

                             . the Company to pay all expenses associated with the exercise of such demand rights, and to provide customary indemnification to the underwriter and the selling stockholder

                             . any registration statement to be effective for up to 4 months

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